Aflac Incorporated 2008 Form 10-K
EXHIBIT 10.21
THIRD AMENDMENT
TO THE
AFLAC INCORPORATED 2004 LONG-TERM INCENTIVE PLAN
     THIS THIRD AMENDMENT to the AFLAC Incorporated 2004 Long-Term Incentive Plan (the “Plan”) is made on this 19th day of December, 2008, by Aflac Incorporated (the “Company”).
W I T N E S S E T H :
     WHEREAS, the Company maintains the Plan to provide long-term incentives to its eligible officers and other employees, and to its nonemployee directors and consultants; and
     WHEREAS, Section 19 of the Plan authorizes the Board of Directors of the Company to amend the Plan; and
     WHEREAS, the Company desires to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable regulations and guidance issued thereunder (“Section 409A”); and
     WHEREAS, this Third Amendment is intended to comply with the requirements of Section 409A and is to be construed in accordance with the terms of Section 409A;
     NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2009:
1.	The definition of “Change in Control” in Section 2 shall be amended by adding the following at the end thereof:

Notwithstanding the foregoing provisions of this definition, “Change in Control” with respect to any Award shall mean a Change in Control as defined in the Agreement relating to such Award if different from the foregoing.

2.	The definition of “Disability” in Section 2 shall be amended to read as follows:

“Disability” shall mean (i) any physical or mental condition that would qualify a Participant for a disability benefit under any long-term disability plan maintained by the Company (or by any Affiliate by which he is employed); or (ii) when used in connection with the exercise of an Incentive Stock Option following termination of employment, disability within the meaning of Section 22(e)(3) of the Code. Notwithstanding the foregoing provisions of this definition, “Disability” with respect to any Award shall mean a Disability as defined in the Agreement relating to such Award if different from the foregoing.

3.	The definition of “Fair Market Value” in Section 2 shall be amended by adding the following at the end thereof:

Notwithstanding the foregoing provisions of this definition, to the extent necessary to comply with Section 409A in order to avoid the imposition of penalties or interest in respect thereof, Fair Market Value shall be determined in a manner consistent with Section 409A.

4.	Section 2 shall be amended to add the following definitions thereto:

“Section 409A” shall mean Section 409A of the Code and all applicable regulations and guidance issued thereunder.

“Separation from Service” or “Separate from Service” shall mean a separation from service as defined in Section 409A.

5.	Section 3(c) shall be amended by adding the following at the end thereof:

Notwithstanding the foregoing, any actions taken under this Section 3(c) shall be made in a manner consistent with Section 409A, including without limitation any restrictions with regard to the adjustment of stock options and stock appreciation rights that are considered exempt from Section 409A.

6.	Section 3(d) shall be amended by adding the following at the end thereof:

Notwithstanding the foregoing, any actions taken under this Section 3(d) shall be made in a manner consistent with Section 409A, including without limitation any restrictions with regard to the adjustment of stock options and stock appreciation rights that are considered exempt from Section 409A.

7.	Section 4(b) shall be amended by adding the following at the end thereof:

Notwithstanding the foregoing, any actions taken under this Section 4(b) shall be made in a manner consistent with Section 409A, including without limitation any restrictions with regard to the adjustment of stock options and stock appreciation rights that are considered exempt from Section 409A.

8.	Section 7(a) shall be amended by adding the following at the end thereof:

Nonqualified Stock Options and Stock Appreciation Rights may be granted only with respect to “service recipient stock” as such term is used in Section 409A.

9.	Section 8(e) shall be amended to read as follows:

(e) Dividends on Restricted Stock. Dividends on Restricted Stock shall be payable at the time and pursuant to the payment schedule specified by the Committee at the time of grant in the Agreement relating to such Award, subject to the requirements of Section 409A to the extent applicable, or, if the Committee does not provide a time and schedule of payment at the time of grant, any dividends shall be payable in a lump sum on the date the dividend on Company Stock is payable to shareholders generally.

10.	Section 9(b) shall be amended to read as follows:

(b) Issuance of Shares. No shares of Company Stock (or other property) shall be issued at the time Restricted Stock Units are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units and no later than 30 days thereafter (or at such later time as may be determined by the Committee and specified at the time of grant in the Agreement relating to such Award, in accordance with the requirements of Section

409A to the extent applicable), shares of Company Stock shall be issued to the holder of the Restricted Stock Units and evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates.

11.	Section 11(b) shall be amended by deleting therein the words “or the Committee in its sole discretion determines otherwise.”

12.	Section 19 shall be amended by adding the following at the end thereof:

Notwithstanding the foregoing provisions of this Section 19, no amendment, alteration, suspension, discontinuance or termination may be made that would cause a Participant to become subject to tax under Section 409A(a)(1).

13.	Section 31 shall be amended to read as follows:

31. Interpretation. The Plan is designed and intended to comply with Rule 16b-3 and, to the extent applicable, with Section 162(m) and Section 409A of the Code, and all provisions hereof shall be construed in a manner to so comply. Headings to Sections of the Plan are intended for convenience of reference only and shall have no affect on the interpretation of the Plan.

14.	A new Section 33 shall be added to the Plan to read as follows:

33. Code Section 409A. It is the intent of the Company that the Plan shall be administered in accordance with Section 409A, to the extent applicable, and shall not cause the acceleration of (or the imposition of additional) taxes provided for in Section 409A. Awards and other grants or payments under the Plan shall be made, paid out and/or modified in a manner intended to avoid resulting in the acceleration of taxation (or the imposition of penalty taxation) under Section 409A upon a Participant. Notwithstanding anything in the Plan to the contrary, with respect to any Awards or other grants or payments that provide nonqualified deferred compensation subject to Section 409A, no payment to a “specified employee” (as such term is defined in Section 409A) upon Separation from Service, to the extent required under Section 409A, shall be made before six (6) months after the date on which the Separation from Service occurs. All distributions under the Plan shall be made in the form of a single sum, unless otherwise specified under the terms of the Plan or by the Committee at the time of grant.
          IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Third Amendment on the date first written above.

Aflac Incorporated

By:	/s/ Daniel P. Amos Daniel P. Amos
Chairman and Chief Executive Officer

Attest:	/s/ Joey M. Loudermilk

Joey M. Loudermilk
Corporate Secretary

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